Exhibit 10.1

NIC INC.
EXECUTIVE INCENTIVE PLAN

•	OBJECTIVE
The NIC Inc. Executive Incentive Plan (the "Incentive Plan" or "Plan") is designed to reward value creation by providing competitive incentives for the achievement of performance goals, either on an annual basis or other predetermined period of time.  By providing market-competitive target awards, the Plan supports the attraction and retention of senior executive talent critical to achieving the strategic business objectives of NIC Inc. (the "Company").  The Incentive Plan is also intended to secure the full deductibility of bonus compensation payable to the Company’s Chief Executive Officer, and any other executive officer (collectively the "Covered Employees"), whose compensation is potentially subject to the tax deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").  All compensation payable hereunder to such Covered Employees is intended to qualify as "performance-based compensation" as described in Code Section 162(m)(4)(C) and may be payable either in cash or, if permitted under a Company stockholder-approved equity plan, shares of the Company's common stock ("Shares").
•	ELIGIBILITY AND PARTICIPATION
Only those executive officers and key employees of the Company who are selected by the Compensation Committee or other committee (the "Committee") of the Company’s Board of Directors (the "Board") shall be eligible to receive Awards under and participate in the Incentive Plan.  Before or at the time performance objectives are established for an "Incentive Period," as defined below, the Committee will designate in writing which executive officers and key employees are among those who may be eligible to participate in the Incentive Plan, and shall in fact be participants for such Incentive Period.
•	APPLICABILITY TO COMPANY PERFORMANCE AWARDS AND COMPANY PLANS
The Plan shall serve as a Code Section 162(m) "platform" or "umbrella" plan such that, to the maximum extent permitted by law, this Plan applies to all forms and types of compensatory arrangements, awards, programs or plans sponsored or maintained by the Company and designated by the Committee as being subject to this Plan (the "Awards").  To the extent applicable and not inconsistent with the terms of any other Company-sponsored compensation plan, with the Board's and Company stockholders' approval of this Incentive Plan, the terms and conditions of this Plan shall supplement such other Company-sponsored compensation arrangements and Awards.  Without limiting the foregoing, performance-based restricted stock or any other performance-based award granted under another of the Company's stockholder-approved equity compensation plans, including the 2014 Amended and Restated Stock Compensation Plan, if subject to the performance criteria and granted pursuant to the procedures, parameters and conditions set forth in this Plan to the extent required by Code Section 162(m), shall be eligible to qualify as performance-based compensation and be exempt from Code Section 162(m)'s deduction limitations.
•	PLAN YEAR, INCENTIVE PERIODS AND INCENTIVE OBJECTIVES
The applicable performance period (the "Incentive Period") for the Incentive Plan shall generally be the Company's fiscal year beginning on January 1 and ending on December 31; provided, however, that the Committee shall have the authority to designate different Incentive Periods and any such alternative Incentive Periods may exceed or be less than a 365-day period.

Before the earlier of the 90th day of each Incentive Period or the day on which 25 percent of the Incentive Period has elapsed, the Committee shall establish in writing, with respect to such Incentive Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals, and an objective formula or method for computing the amount of performance compensation payable to each participant under the Incentive Plan if the performance goals are attained.  Notwithstanding the immediately preceding sentence, for any Incentive Period, such goals, objectives and compensation formulae or methods must be established such that the outcome of the goal or objective is substantially uncertain at the time the Committee actually establishes the goal or objective.
Any type of Award that is eligible to be granted under the Plan may be granted to officers and employees as awards intended to satisfy the requirements of "performance-based compensation" within the meaning of Code Section 162(m) ("Performance Awards").  The specific performance goals for Performance Awards shall be established, on an absolute or relative basis, based on one or more of the following business criteria ("Business Criteria") for the Company on a segregated or consolidated basis, or for one or more of the Company's subsidiaries, segments, divisions, or business units, as selected by the Committee:
(i)	Earnings measures (either in the aggregate or on a per-Share basis), including or excluding one or more of interest, taxes, depreciation, amortization or other financial accounting measurements;
(ii)	Operating profit (either in the aggregate or on a per-Share basis);
(iii)	Operating income (either in the aggregate or on a per-Share basis);
(iv)	Net earnings on either a LIFO or FIFO basis (either in the aggregate or on a per-Share basis);
(v)	Net income or loss (either in the aggregate or on a per-Share basis);
(vi)	Cash flow provided by operations, either in the aggregate or on a per-Share basis;
(vii)	Cash flow returns, including cash flow returns on invested capital;
(viii)	Ratio of debt to debt plus equity;
(ix)	Net borrowing;
(x)	Credit quality or debt ratings;
(xi)	Inventory levels, inventory turn or shrinkage;
(xii)	Revenues;
(xiii)	Free cash flow (either in the aggregate or on a per-Share basis);
(xiv)	Reductions in expense levels, determined either on a Company-wide basis or with respect to any one or more business units;
(xv)	Operating and maintenance cost management and employee productivity;
(xvi)	Gross margin;

(xvii)	Return measures (including return on assets, investment, invested capital, equity, or sales);
(xviii)	Productivity increases;
(xix)
Share price (including attainment of a specified per-Share price during the Incentive Period; growth measures and total stockholder return or attainment by the Shares of a specified price for a specified period of time);

(xx)	Growth or rate of growth of any of the above Business Criteria set forth in this Section;
(xxi)
Achievement of business criteria, consisting of one or more objectives based on meeting specified revenue, market share, customer sales, new and existing business development, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, customer satisfaction, and goals relating to acquisitions or divestitures;

(xxii)	Preservation of Company or shareholder value during adverse business conditions; and/or
(xxiii)	Accomplishment of mergers, acquisitions, dispositions, public offerings, or similar extraordinary business transactions;
provided that applicable Business Criteria may be applied on a pre- or post-tax basis; and provided further that the Committee may, when the applicable performance goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, and any unusual, nonrecurring gain or loss.  As established by the Committee, the Business Criteria may include, without limitation, GAAP and non-GAAP financial measures. In addition to the foregoing Business Criteria, the Business Criteria shall also include any performance goals which are set forth in any other Company bonus, incentive or other compensation-related plan, if any, which has been approved by the Company's stockholders, which are incorporated herein by reference. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m).
Target levels for Awards are determined by the Committee.  To the extent consistent with the goal of providing for deductibility under Code Section 162(m), performance goals may be based upon a participant's attainment of personal objectives with respect to any of the above-listed Business Criteria.  Measurements of the Company’s or a participant's performance against the performance goals established by the Committee shall be objectively determinable.
•	DETERMINATION OF AMOUNTS OF AWARDS EARNED
As soon as practicable after the end of each Incentive Period, the Committee shall certify, in writing (unless Code Section 162(m) does not require certification in writing), to what extent the Company and the participant(s) have achieved the performance goal or goals for such Incentive Period, including the specific target objective or objectives and the satisfaction of any other material terms of the Award, and the Committee shall calculate the amount of each participant's Award earned for such Incentive Period based upon the performance goals, objectives and computation formulae or methods for such Incentive Period.  The Committee shall have no discretion to increase the amount of any participant's Award, but may reduce the amount of or totally eliminate such Award, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the participant's performance or unanticipated factors.

Except as provided below with respect to cash payments relating to the settlement of equity-based Awards, with respect to any compensation paid in cash, no participant's payment under this Incentive Plan during any single calendar year shall exceed the lesser of 400% of the participant's base annual salary as in effect on the last day of the most recently ended Company fiscal year, or $3 million.
Subject to adjustment as provided below, with respect to any equity-based Award that could be payable in Shares (e.g., stock options, stock-settled stock appreciation rights, performance-based restricted stock or performance-based restricted stock units) or any equity-based Award that could be payable in cash but in an amount determined based solely on the then fair market value of the Shares underlying such Award (e.g., performance-based restricted stock units or cash-settled stock appreciation rights) (collectively, "Stock Awards"), in no event may any one participant be granted Stock Awards subject to this Plan in any single calendar year covering more than 200,000 Shares; provided, however, that to the extent a Company stockholder-approved equity plan contains a lower limitation, the lower limitation in that plan shall control.  If any change is made in the Shares without the receipt of consideration by the Company (e.g., through stock dividend, stock split etc.), the above maximum Share limitation shall be appropriately and automatically adjusted to reflect such change.
•	PAYMENT OF AWARDS
Subject to the payment provisions of this Section 6, approved Awards shall be payable by the Company to each participant, or to such participant's estate in the event of his death, as soon as practicable after the end of each Incentive Period, and after the Committee has certified in writing that the relevant performance goals were achieved.  At the sole discretion of the Committee, Awards may be payable in cash or in an equivalent number of shares of the Company’s common stock issued, pursuant to and under one or more of the Company’s stockholder-approved stock incentive plans.
An Award that would otherwise be payable to a participant who is not employed by the Company or one of its subsidiaries on the last day of an Incentive Period shall be paid in accordance with rules and regulations adopted by the Committee for the administration of the Incentive Plan or any other agreement between the Company and the participant.
Unless the Company has adopted a deferred compensation plan and the participant has made a valid deferral election under such plan, all payments under this Plan are intended to be exempt from Code Section 409A pursuant to the "short-term deferral" exception provided in Treasury Regulation Sections 1.409A 1(b)(4) and the Plan will be interpreted to achieve this result.  Accordingly, all payments under this Plan will be paid no later than March 15 of the calendar year following the year in which a participant's right to a payment under this Plan is no longer subject to a substantial risk of forfeiture.  In no event is the Company responsible for any tax or penalty owed by participant with respect to the payments under this Plan.
•	OTHER TERMS AND CONDITIONS
Unless otherwise permitted under Code Section 162(m), no Awards shall be paid under the Incentive Plan unless and until the material terms (within the meaning of Section 162(m)(4)(C) of the Code) of the Incentive Plan, including the Business Criteria described above in Section 4 of the Incentive Plan, are disclosed to the Company’s stockholders and are approved by the stockholders by a majority of votes cast in person or by proxy (including abstentions, to the extent that abstentions are counted as voting under applicable state law).  As determined appropriate by the Company and as necessary for certain payments of compensation to remain exempt from Code Section 162(m)'s deduction limitation, the Incentive Plan will be submitted to the stockholders for re-approval if the Business Criteria stated above in Section 4 are materially changed and, in any event, will be submitted to be reapproved by stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the Business Criteria.

No person shall have any legal claim to be granted an Award under the Incentive Plan and the Committee shall have no obligation to treat participants uniformly.  Except as may be otherwise required by law, Awards under the Incentive Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary.  Cash Awards under the Incentive Plan shall be payable from the general assets of the Company, and no participant shall have any claim with respect to any specific assets of the Company.
Neither the Incentive Plan nor any action taken under the Incentive Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to maintain any participant's compensation at any level.
The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes, or any amounts owed by the executive of the Company or any of its subsidiaries.
By participating in the Incentive Plan, each participant is deemed to have acknowledged that any amount paid pursuant to the Incentive Plan may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) that will require the Company to recover certain amounts of incentive compensation paid to certain executive officers if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under any applicable securities laws.  By participating in the Plan, each participant agrees and consents to any forfeiture or required recovery or reimbursement obligations of the Company with respect to any compensation paid that is forfeitable or recoverable by the Company pursuant to Dodd-Frank and in accordance with any Company policies and procedures adopted by the Committee in order to comply with Dodd-Frank, as the same may be amended from time to time.
•	ADMINISTRATION
All members of the Committee shall be persons who qualify as "outside directors" as defined under Code Section 162(m).  Until changed by the Board, the Compensation Committee of the Board shall constitute the Committee hereunder.
The Committee shall have full power and authority to administer and interpret the provisions of the Incentive Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Incentive Plan and for the conduct of its business as the Committee deems necessary or advisable.
Except with respect to matters which, under Section 162(m)(4)(C) of the Code, are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Incentive Plan, subject to the Incentive Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues.
The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof, company counsel (inside or retained counsel), public accountants and other professional or expert persons.
The Board reserves the right to amend or terminate the Incentive Plan in whole or in part at any time.  Unless otherwise prohibited by applicable law, any amendment required to conform the Incentive Plan to the requirements of Code Section 162(m) may be made by the Committee.  No amendment may be made to the class of individuals who are eligible to participate in the Incentive Plan, the performance criteria specified in Section 4, or the maximum Award amount payable to any participant without stockholder approval, unless stockholder approval is not required in order for compensation paid to Covered Employees to constitute qualified performance-based compensation under Code Section 162(m).

No member of the Committee shall be liable for any action taken or omitted to be taken, or for any determination made by him or her in good faith with respect to the Incentive Plan and the Company shall indemnify and hold harmless each member of the Committee in accordance with the Company's Certificate of Incorporation and By-Laws as the same may be amended from time to time, and any indemnification agreement between the Company and such member of the Committee.
The rules, regulations and rights relating to the Incentive Plan shall be determined solely in accordance with the laws of the State of Delaware.